Exhibit 99.1

News Release

For more information, contact:
Chris Kircher MEDIA
Vice President, Corporate Communications
ConAgra Foods Inc.
tel: 402-595-5392

Chris Klinefelter ANALYSTS
Vice President, Investor Relations
ConAgra Foods Inc.
tel: 402-595-4154

www.conagrafoods.com

FOR RELEASE

CONAGRA FOODS ANNOUNCES STRATEGY FOR STRENGTHENING LONG
TERM OPERATING PERFORMANCE

•   Streamlined Portfolio, Increased Marketing on Key Brands, Aggressive Cost
Programs and Lower Dividend Shape New Financial Profile

•   Rebased Fiscal 2007 Earnings Estimated at $1.10-$1.15

OMAHA, Neb., Mar 16, 2006 — ConAgra Foods Inc. (NYSE: CAG), one of North America’s leading packaged food companies, announced actions designed to improve long-term operating performance. The company expects increased annual marketing spending of more than $75 million, in combination with the reallocation and disciplined application of current marketing dollars, to result in major increases for key consumer brands. The company also expects strong contribution to its future earnings from the impact of plant rationalization, supply chain improvements, the application of divestiture proceeds and reductions in the company’s administrative costs, including significant costs currently absorbed by businesses to be divested.

“It is essential that we increase our investments behind our highest potential brands, simplify our portfolio of businesses and build a high quality earnings trajectory for ConAgra Foods,” said Gary Rodkin, President and Chief Executive Officer. “The planned divestitures are the catalyst for our ability to attack costs, streamline our operations and return quickly to recent earnings levels, but with a significantly stronger foundation for future performance.”

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Although the company expects to return to current earnings levels during fiscal 2009, the cost of implementing the actions and the impact of planned divestitures are expected to depress operating earnings until that time. The Company expects fiscal year 2007 earnings in the range of $1.10-$1.15 per share, excluding items that impact comparability, and also confirmed that its internal plans are for year-over-year earnings per share growth in the second half of fiscal 2006, excluding items that impact comparability.

Dividend Action. The board of directors of the company declared a quarterly dividend of 18 cents per share payable on June 1, 2006 to shareholders of record as of May 1, 2006. The dividend continues to represent one of the highest payout levels among consumer food companies, but is 9.25 cents per share lower than the company’s most recent quarterly dividend.

Restructuring Charges. The company said that it expected to take charges to earnings during the remainder of fiscal 2006 and in future quarters relating to planned divestitures and restructuring activities. A portion of the charges will be non-cash impairment charges incurred to adjust the carrying values of certain assets held for divestiture, including the majority of the company’s refrigerated meat businesses. The balance will reflect anticipated cash and non-cash costs relating to the implementation of restructuring activities, including programs designed to reduce the company’s ongoing operating costs. The amount of charges for the third quarter will be announced in connection with the company’s next earnings release. The company also expects certain divestitures to result in gains, which will be recorded in future periods as appropriate.

Divestiture Plans. The company also announced plans to divest its seafood and domestic and imported cheese businesses. This follows the company’s February announcement that it would divest most of its refrigerated meats operations. It has already announced definitive agreements for the divestiture of its Louis Kemp seafood and Cook’s Ham businesses. Aggregate annual revenue of the meat, seafood and cheese businesses to be divested is approximately $2.8 billion.

Investor Meeting. The Company will hold a previously announced meeting with investors and analysts today in New York City. At the meeting, senior company executives will discuss the company’s strategy and future plans for returning to sustainable profitable growth, including further details on items discussed in this release. The event will be webcast live at 9 a.m. Eastern Standard Time and is expected to conclude by 12 p.m. EST. Investors are encouraged to access the presentation at www.conagrafoods.com/investors. The webcast will be archived and available for replay starting at 3 p.m. EST today.

ConAgra Foods Inc. (NYSE: CAG) is one of North America’s largest packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, Reddi-wip, PAM, and many others.

Note on Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

ConAgra Foods

Estimated Fiscal Year 2007 Earnings per Share

Fiscal Year 2007

Earnings per share*	$1.35 - $1.40
Net estimated impact of planned divestiture, spending and cost reduction activities, excluding items that impact comparability	(.25)
Estimated Fiscal 2007 Earnings per share	$1.10 - $1.15

* Earnings per share is based on estimated GAAP earnings per share before items affecting comparability including, but not limited to, restructuring and impairment charges and gains and losses on sales of assets. The timing of these events and therefore the impact on Fiscal 2007 earnings per share cannot be estimated at this time.

For more information, please visit us at www.conagrafoods.com.

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